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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                        INTEK DIVERSIFIED CORPORATION
            (Exact name of registrant as specified in its charter)

                  DELAWARE                     04-2450145
        (State of incorporation) (I.R.S. Employer Identification No.)

         970 WEST 190TH STREET, SUITE 720, TORRANCE, CALIFORNIA 90502
        (Address of Principal Executive Offices)           (Zip Code)

             INTEK DIVERSIFIED CORPORATION 1994 STOCK OPTION PLAN
       INTEK DIVERSIFIED CORPORATION 1994 DIRECTORS' STOCK OPTION PLAN
                           (Full Title of the Plan)

      Harry Dunstan                             Copy to:
      970 West 190th Street, Ste. 720           Steven L. Wasserman, Esq.
      Torrance, California 90502                Kohrman Jackson & Krantz
      310/366-7703                              One Cleveland Center, 20th Floor
      (Name, address, telephone number,         Cleveland, Ohio 44114
      including area code of agent for service) 216/736-7220

                       Calculation of Registration Fee

=============================================================================================================
       Title of            Amount to be        Proposed maximum      Proposed maximum          Amount of
   securities to be         registered1       offering price per    aggregate offering     registration fee
      registered                                    share2                price2
- -------------------------------------------------------------------------------------------------------------
  Common Stock,           450,000 shares             $3.75              $1,687,500
  $.01 par value           50,000 shares             $2.75                $137,500
                          400,000 shares            $10.625             $4,250,000             $2,094.83
=============================================================================================================

1 This Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminant number of shares of Common Stock that may be issued upon exercise of options granted under the Registrant's 1994 Stock Option Plan and 1994 Directors' Stock Option Plan (the "Plans"), as a result of the adjustment provisions thereof.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of (i) the actual exercise price of outstanding options under the Plans for the purchase of 450,000 shares of Common Stock at $3.75 per share and 50,000 shares of Common Stock at $2.75 per share, and
  (ii) the average of the high and low market price of the Common Stock on July 31, 1995 with respect to 400,000 shares of Common Stock for which options have not yet been granted pursuant to the Plans.

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                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents listed under Items 1 and 2 below and the documents incorporated by reference under Item 3 below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended, and are incorporated herein by reference.

ITEM 1.  PLAN INFORMATION

1994 Stock Option Plan

         1.  Prospectus for the 1994 Stock Option Plan.

         2.  INTEK Diversified Corporation 1994 Stock Option Plan.

         3.  Form of Stock Option Agreement.

1994 Directors' Stock Option Plan

         1.  Prospectus for the 1994 Directors' Stock Option Plan.

         2.  INTEK Diversified Corporation 1994 Directors' Stock Option Plan.

         3.  Form of Stock Option Agreement.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The written statement required to be provided to participants pursuant to this Item 2 is set forth in the Prospectuses referred to in Item 1 above.


                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents heretofore filed by INTEK Diversified Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration
Statement:

         (a)     (1)      The Company's Annual Report on Form 10-K for the
fiscal year ended December 31, 1994 and Amendment No. 1 thereto.


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                 (2)      The Company's Quarterly Report on Form 10-Q for the
         quarterly period ended March 31, 1995.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), since the end of the latest fiscal year covered by the Annual Report referred to in (a) above; and

         (c) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated March 17, 1980 (File No. 0-09160), filed with the Commission pursuant to Section 12(g) of the Exchange Act (there being no further amendment or report filed for the purpose of updating such description).

         All documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Steven L. Wasserman, Secretary and a director of the Company, is an attorney and a partner of the law firm of Kohrman Jackson & Krantz, Cleveland, Ohio. Kohrman Jackson & Krantz performs legal services for the Company and its subsidiaries and is providing the opinion attached to this Registration Statement as Exhibit 5.1. Mr. Wasserman was granted an option to purchase 40,000 shares of Common Stock at an option price of $3.75 per share under the Company's 1994 Directors' Stock Option Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Certain statutes, Section 12 of the Company's Certificate of Incorporation, Article VII, Section 7 of the Company's By-laws, contracts and other arrangements provide that, in certain cases, the liability of each director shall be limited and each officer and director and controlling person of the Company shall be indemnified by the Company against certain costs, expenses and liabilities which he may incur in his capacity as such. Accordingly, the liability of such persons may be affected as a result thereof.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.





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ITEM 8.  EXHIBITS

4.1      INTEK Diversified Corporation 1994 Stock Option Plan.*

4.2      INTEK Diversified Corporation 1994 Directors' Stock Option Plan.*

5.1      Opinion of Kohrman Jackson & Krantz.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Kohrman Jackson & Krantz (contained in its opinion filed as
         Exhibit 5.1).

* Incorporated by reference to the Registrant's Proxy Statement for the meeting of shareholders held on July 5, 1995 previously filed with the Securities and Exchange Commission.

ITEM 9.  UNDERTAKINGS

         (a)     The Company undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 provided, however, that paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



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                 (3)      To remove from registration by means of a
                 post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.








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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on August 2, 1995.

                                        INTEK DIVERSIFIED CORPORATION

                                        By:   /s/ Harry Dunstan
                                              --------------------------
                                              Harry Dunstan, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                  NAME                                  TITLE                               DATE
 /s/ John G. Simmonds                   Chief Executive Officer and                     August 2, 1995
 -----------------------------          Director
 John G. Simmonds


 /s/ Peter A. Heinke                    Principal Financial and Accounting Officer      August 2, 1995
 ---------------------------------      and Director
 Peter A. Heinke

 /s/ Christopher Brantson               Director                                        August 2, 1995
 -----------------------------
 Christopher Brantson


 /s/ Harry Dunstan                      Director                                        August 2, 1995
 ---------------------------------
 Harry Dunstan


 /s/ David Neibert                      Director                                        August 2, 1995
 ----------------------------------
 David Neibert


 /s/ Vincent P. Paul                    Director                                        August 2, 1995
 ---------------------------------
 Vincent P. Paul

 /s/ Steven L. Wasserman                Director                                        August 2, 1995
 ----------------------------
 Steven L. Wasserman


 /s/ Nicholas R. Wilson                 Director                                        August 2, 1995
 ----------------------------
 Nicholas R. Wilson


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                                EXHIBIT INDEX


4.1      INTEK Diversified Corporation 1994 Stock Option Plan.*

4.2      INTEK Diversified Corporation 1994 Directors' Stock Option Plan.*

5.1      Opinion of Kohrman Jackson & Krantz.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Kohrman Jackson & Krantz (contained in its opinion filed as
         Exhibit 5.1).

* Incorporated by reference to the Registrant's Proxy Statement for the meeting of shareholders held on July 5, 1995 previously filed with the Securities and Exchange Commission.









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